Exhibit 99.1

EMPIRE RESORTS ANNOUNCES CLOSING OF RIGHTS OFFERING

$11.4 Million Aggregate Gross Proceeds Expected to Company

Monticello, New York, June 5, 2013—Empire Resorts, Inc. (NASDAQ-GM:NYNY) announced the conclusion of its rights offering (the “Rights Offering”) and standby purchase of shares not sold in the Rights Offering, in which upon completion it will issue a total of 6,032,153 shares of common stock at $1.8901 per share and raise approximately $11.4 million in gross proceeds. This includes 1,383,819 shares issued to holders upon exercise of their basic subscription rights, 3,650,849 shares issued to Kien Huat Realty III Limited (“Kien Huat”), our largest stockholder, upon exercise of its basic subscription rights and 213,138 shares issued to holders upon exercise of their oversubscription rights in the Rights Offering. Kien Huat will acquire the remaining 784,347 shares not sold in the Rights Offering pursuant to the terms of a standby purchase agreement, which we expect to finalize on or about June 11, 2013. The Company will pay Kien Huat a fee of $40,000 for the shares purchased pursuant to the standby purchase agreement and reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount of $40,000 for aggregate net proceeds of approximately $8,302,963 from Kien Huat to the Company pursuant to the Rights Offering. After giving effect to the Rights Offering, Kien Huat will own approximately 62.71% of the outstanding shares of the Company’s common stock.

The Company anticipates using the net proceeds of the Rights Offering, which the Company expects to be approximately $11.1 million following the deduction of expenses relating to the Rights Offering, to fund the expenses of the Company’s new development project, which may include permitting, infrastructure and shared master planning costs and expenses, and for general working capital purposes.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s final prospectus relating to the Rights Offering, dated April 30, 2013.

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan.

Contact:

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com